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              STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES

                            Maguire Properties, Inc.                Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES



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
                                                                           The Maguire
                                                                            Properties
                                                        The Company         Predecessor          The Maguire Properties Predecessor
                                                    -------------------   -----------------

                                                         Historical          Historical
                                                    Consolidated Period    Combined Period    Historical Combined Year Ended Period
                                                      June 27, 2003 -     January 1, 2003 -                December 31,
                                                     December 31, 2003      June 26, 2003      2002      2001       2000      1999
                                                    -------------------   -----------------   ------    ------     ------    ------
RATIO OF EARNINGS TO FIXED CHARGES

Fixed Charges:

Interest Expense                                          26,206                24,853        38,975    45,772     34,511    31,564

Interest Within Rental Expense                               266                    91           181       181        181       181
                                                        --------              --------      --------  --------   --------  --------

Fixed Charges                                             26,472                24,944        39,156    45,953     34,692    31,745



Earnings:

Income (Loss) Before Minority Interests                  (40,747)              (20,874)      (15,161)  (19,928)   133,209   (21,887)

Add Back Fixed Charges                                    26,472                24,944        39,156    45,953     34,692    31,745

Add Distributed Income from Equity Investees                 144                 1,458         1,907     2,648     15,763    17,296


Add (Income) Losses from Equity Investees for which           25                (1,648)          162     2,679     (3,065)   (2,302)
charges arising from guarantees are included in         --------              --------      --------  --------   --------  --------
fixed charges                                            (14,106)                3,880        26,064    31,352    180,599    24,852

Ratio of Earnings to Fixed Charges                         (0.53)                 0.16          0.67      0.68       5.21      0.78



Deficiency                                                40,578                21,064        13,092    14,601   (145,907)    6,893
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